EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
We consent to the incorporation by reference in the registration statements (Nos. 33-92580, 333-51730, 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on Form S-8 of our report dated January 12, 2007, relating to the consolidated balance sheet of Ashworth, Inc. and subsidiaries as of October 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended October 31, 2006, and the related consolidated financial statement schedule, management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Ashworth, Inc. and subsidiaries for the year ended October 31, 2006.
/s/ Moss Adams LLP
Irvine, California
January 12, 2007